As filed with the Securities and Exchange Commission on _________, 1997.
                         Registration No. 333-__________
===============================================================================

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
-------------------------------------------------------------------------------

                         CAROLINA FIRST BANCSHARES, INC.
               (Exact name of issuer as specified in its charter)

              North Carolina                                    56-1655882
         (State or other jurisdiction of                     (I.R.S. Employer
         incorporation or organization)                      Identification No.)

                              402 East Main Street
                        Lincolnton, North Carolina 28092
                                 (704) 732-6208
  Address including zip code, and telephone number, of registrant's principal executive offices)

                         CAROLINA FIRST BANCSHARES, INC.
           AMENDED AND RESTATED DIRECTORS' DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

      D. Mark Boyd, III                                Copy to:
Carolina First BancShares, Inc.
     402 East Main Street                          Laura G. Thatcher
Lincolnton, North Carolina 28092                   Alston & Bird LLP
         (704) 732-6208                      1201 West Peachtree Street, N.W.
(Name, address, including zip code,            Atlanta, Georgia 30309-3424
and telephone number, including area                 (404) 881-7546
code, of agent for service)
                                    -------------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
 ----------------------------------- ------------------------ ------------------------- ------------------------- ------------------
                                                                      Proposed                  Proposed
        Title of Securities                 Amount to                 Maximum                   Maximum               Amount of
          to be Registered              be Registered (1)          Offering Price              Aggregate           Registration Fee
                                                                   Per Share (2)           Offering Price (2)
 ----------------------------------- ------------------------ ------------------------- ------------------------- ------------------
 ----------------------------------- ------------------------ ------------------------- ------------------------- ------------------
 Common Stock, $2.50 par value           100,000 shares                  $                         $                      $

 ----------------------------------- ------------------------ ------------------------- ------------------------- ------------------
 ----------------------------------- ------------------------ ------------------------- ------------------------- ------------------
 Phantom units of Carolina First          100,000 units                 N/A                       N/A                    N/A
 BancShares, Inc. Common Stock
 ----------------------------------- ------------------------ ------------------------- ------------------------- ------------------

(1) In addition, this registration statement also covers an indeterminate amount of deferred compensation obligations to be offered or sold pursuant to the benefit plan and trust described herein (collectively, the "Plan"). This registration statement also covers any additional units that may hereafter be granted as a result of the adjustment and anti-dilution provisions of the Plan.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the average of the bid and asked prices of the Common Stock on the over-the-counter market on June 7, 1997.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents constituting Part I of this registration statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         The following documents are incorporated by reference into this registration statement and are deemed to be a part hereof from the date of the filing of such documents:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1996.

         (3) The description of common stock contained in the Company's registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

         (4) All other documents  subsequently  filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any  statement   contained  in  a  document   incorporated   or  deemed
incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

         Deferred Compensation Obligations. Under the Plan, the Company will provide directors the opportunity to enter into agreements for the deferral of some or all of their compensation as directors. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. However, because the Company is a holding company, the right of the Company, hence the right of creditors of the Company (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

         The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. Each Obligation will be payable when the participant ceases to be a director. The Obligations will be indexed to one or more benchmark investment returns individually chosen by each participant from a list of investment media (currently a certificate of deposit fund, a balanced mutual fund, a growth mutual fund and a Company stock fund). Each participant's Obligation will be adjusted to reflect the investment experience of the selected benchmark investments, including any appreciation or depreciation.

         The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

         Phantom Stock. The phantom stock being registered hereby consists of phantom units of Company common stock. They are merely a means of recording a hypothetical investment in Company common stock and are not actual shares of stock. Phantom units have none of the voting or liquidation rights of Company common stock. Phantom units have no dividend rights per se; however, holders of phantom units will be entitled to certain dividend equivalents provided for by the Plan. Specifically, on any date when cash dividends are paid on the shares of Company common stock, each participant credited with phantom units under the Plan as of the record date for such dividend will be credited with a number of additional phantom units, and fractions thereof, determined by dividing (i) the aggregate dollar amount of such cash dividend payable in respect of such participant's phantom stock account (determined by multiplying the dollar value of the dividend paid upon a single share of Company common stock by the number of units of phantom stock held in the participant's phantom stock account on the record date for such dividend); by (ii) the fair market value of the Company's common stock on the business day immediately preceding the payment date for such cash dividend. Similarly, on any date when stock dividends are paid on the shares of Company common stock, each participant credited with phantom units under the Plan as of the record date for such dividend will be credited with a number of additional phantom units equal to the number of shares of Company common stock, and fractions thereof, that such participant would have received had his or her phantom units been actual shares of Company common stock as of such dividend record date.

Item 5.  Interests of Named Experts and Counsel

         The validity of the Common Stock registered hereby has been passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.

Item 6.  Indemnification of Directors and Officers

         As provided under North Carolina law, the Company's Articles of Incorporation provide that a director shall not be personally liable for monetary damages for breach of any duty as a director arising out of an action, whether by or in the right of the corporation, except that such provision shall not eliminate or limit the liability of a director (a) for acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (b) for certain unlawful corporate distributions, or (c) for any transaction from which the director derived an improper benefit.

         The North Carolina Business Corporation Act provides that a North Carolina corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of a quorum consisting of disinterested directors, (b) if a quorum of disinterested directors cannot be obtained, a majority vote of a committee of two or more disinterested directors,
(c) special legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification shall be made (i) in connection with a proceeding by or in the right of the Company in which the proposed indemnitee was adjudged liable to the Company, or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

         The Company's bylaws provide that, in addition to the indemnification permitted by law, the Company will indemnify its directors and certain officers against all liability and litigation expense arising out of their status as directors or officers, and for reasonable expenses in connection with the enforcement of their indemnification rights, except for activities which at the time taken were known or reasonably should have been known to such director or officer to be clearly in conflict with the best interests of the Company, determined as provided in the bylaws.

Item 7.  Exemption from Registration Claimed

         None.

Item 8.  Exhibits

         The exhibits listed in the Exhibit Index are included as part of this registration statement.

Item 9.  Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forthin the registration statement;
                    (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to
                         such  information  in  the   registration   statement;

provided, however, that paragraphs (a)(1)(i) and (a) (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's articles of incorporation, bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                          (signatures on following page)

                                                    SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnton, State of North Carolina, on May 20, 1997.


                                          CAROLINA FIRST BANCSHARES, INC.


                                          By:      /s/ D. Mark Boyd, III
                                          ------------------------------
                                          D. Mark Boyd, III
                                          Chairman of the Board

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints D. Mark Boyd, III and James E. Burt, III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of May, 1997.


         Signature                     Capacity


/s/ D. Mark Boyd, III          Chairman of the Board
----------------------------
D. Mark Boyd, III              (Principal Executive Officer)


/s/ Jan H. Hollar
----------------------        -------------------------------
Jan H. Hollar                  (Principal Financial and Accounting Officer)

                                                   Director and President
----------------------------------------
James E. Burt, III


/s/ John R. Boger, Jr.                             Director
----------------------------------------
John R. Boger, Jr.


/s/ Samuel C. King, Jr.                            Director
----------------------------------------
Samuel C. King, Jr.


/s/ Harry D. Ritchie                               Director
----------------------------------------
Harry D. Ritchie


                                                   Director
----------------------------------------
L.D. Warlick, Jr.


/s/ Estus B. White                                 Director
----------------------------------------
Estus B. White


/s/ Charles A. James                               Director
----------------------------------------
Charles A. James

                                                   EXHIBIT INDEX
                                                        TO
                                        REGISTRATION STATEMENT ON FORM S-8


Exhibit Number              Description

   4.1 Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.0 to the Company's Registration Statement Number 33-26861).

   4.2 Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement Number 33-26861).

     5 Opinion of Counsel as to the legality of the securities being registered.

   23.1 Consent of Counsel (contained in the opinion filed as Exhibit 5 hereof).

   23.2        Consent of KPMG Peat Marwick LLP.

    24 Power of Attorney pursuant to which amendments to this registration statement may be filed (included on the signature page contained in Part II hereof).

                                                     Exhibit 5

                                                Opinion of Counsel

                                 Alston&Bird LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  June 13, 1997

Carolina First BancShares, Inc.
402 East Main Street
Lincolnton, North Carolina 28092

    Re: Form S-8 Registration Statement of Carolina First BancShares, Inc. --
                      Directors' Deferred Compensation Plan

Ladies and Gentlemen:

         We have acted as counsel for Carolina First BancShares, Inc., a North Carolina corporation (the "Company"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 100,000 shares of the Company's common stock, $2.50 par value ("Common Stock"), and 100,000 phantom units valued relative to the Company's Common Stock (hereinafter referred to as "Phantom Units") that may be offered and sold pursuant to the Carolina First BancShares, Inc. Amended and Restated Directors' Deferred Compensation Plan (the "Plan"), along with an indeterminate amount of deferred compensation obligations (the "Obligations"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

         Based upon the foregoing, we are of the following options:

         (1) The Phantom Units and the Obligations to be issued pursuant to the Plan and the Registration Statement have been duly authorized by all requisite action on the part of the Company and, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued and represent the binding obligation of the Company to make payment to the holders thereof in accordance with the terms and conditions of the Plan.

         (2) The shares of Common Stock covered by the Registration Statement, when delivered to Plan participants in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                                     Sincerely,


                                                     ALSTON & BIRD LLP

                                                     By:
                                                              Laura G. Thatcher

                                  Exhibit 23.2

                        Consent of KPMG Peat Marwick LLP

                         INDEPENDENT AUDITORS' CONSENT
Board of Directors
Carolina First Bancshares, Inc.



     We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the Amended and Restated Directors' Deferred Compensation Plan, of our report dated February 7, 1997 relating to the consolidated balance sheets of Carolina First Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, included in the December 31, 1996 Annual Report on Form 10-K of Carolina First Bancshares, Inc.


                                             KPMG Peat Marwick, LLP

Charlotte, North Carolina
June 4, 1997